                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              PHARMACOPEIA, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                                                 April 3, 1997



Dear Stockholders:

It is my pleasure to invite you to the Annual Meeting of the Stockholders of Pharmacopeia, Inc. to be held on Friday, May 9, 1997 at 9:00 a.m. at The Forrestal at Princeton, 100 College Road East, Princeton, New Jersey. The Notice of the Annual Meeting and the Proxy Statement accompanying this letter describes the business to be conducted at the meeting.

I hope you will be able to join us. If you are unable to attend this year's meeting, you can ensure your representation by completing the enclosed Proxy and returning it to us promptly.

Thank you for your interest and participation in the affairs of Pharmacopeia.

                                                  Sincerely,



                                                  Joseph A. Mollica

                              PHARMACOPEIA, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 9, 1997


TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Pharmacopeia, Inc., a Delaware corporation (the "Company"), will be held on May 9, 1997, at 9:00 a.m. local time, at The Forrestal at Princeton, 100 College Road East, Princeton, New Jersey for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect three directors to the Board of Directors for a term of three years.

     2. To amend the Company's 1994 Incentive Stock Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 1,250,000 to 1,750,000 shares.

     3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 10, 1997 are entitled to receive notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Stockholders attending the meeting may vote in person even if they have returned a Proxy card.

                                         By Order of the Board of Directors,



                                         Lewis J. Shuster
                                         Secretary

Princeton, New Jersey
April 3, 1997

                              PHARMACOPEIA, INC.

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING



GENERAL

     The enclosed Proxy is solicited on behalf of Pharmacopeia, Inc., a Delaware corporation (the "Company"), for use at its 1997 Annual Meeting of Stockholders to be held on May 9, 1997, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Forrestal at Princeton, 100 College Road East, Princeton, New Jersey. The Company's principal executive offices are located at 101 College Road East, Princeton, New Jersey 08540. The Company's telephone number is (609) 452-3600.

     These proxy solicitation materials were mailed on or about April 3, 1997 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on March 10, 1997 (the "Record Date"), are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 11,270,953 shares of the Company's Common Stock, $0.0001 par value, were issued and outstanding.

REVOCABILITY OF PROXIES

     Proxies given pursuant to this solicitation may be revoked at any time before they have been used. Revocation will occur by delivering a written notice of revocation to the Company or by duly executing a proxy bearing a later date. Revocation will also occur if the individual attends the Annual Meeting and votes in person.

VOTING AND SOLICITATION

     Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the Annual Meeting. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspectors of Election appointed for the Annual Meeting who will determine whether or not a quorum is present and the results of the votes with respect to each matter.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date and entitled to vote thereat will constitute a quorum. The Inspectors of Election will treat abstentions and broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum.

     The election of directors will be decided by a plurality of the votes cast. Accordingly, votes that are withheld and broker non-votes will have no effect on the outcome of the vote. The approval of the proposed amendment to the 1994 Incentive Stock Plan and the ratification of the appointment of Ernst & Young LLP each will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes cast with respect to the particular proposal and therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be counted as votes cast with respect to the particular proposal and therefore, will have no effect on the outcome of the vote.

     The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or by telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals which are intended to be presented at the Company's 1998 Annual Meeting must be received by the Company no later than December 4, 1997 in order that they may be included in the proxy statement and form of proxy for that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors is divided into three classes, with the term of office of one class expiring each year. The Company currently has nine directors with three directors in Class I, four directors in Class II and two directors in Class III. The terms of office of Class II directors Frank Baldino and Max Wilhelm expire at the 1997 Annual Meeting. Class II directors Brook H. Byers and Lawrence A. Bock have tendered their resignations, which resignations will be effective at the close of business on May 8, 1997. The terms of office of Class III directors Samuel D. Colella and Eileen M. More expire at the 1998 Annual Meeting and the terms of office of Class I directors Joseph A. Mollica, Gary E. Costley and W. Clark Still expire at the 1999 Annual Meeting. Pursuant to the Company's Certificate of Incorporation, the Board of Directors has reduced the number of members of the Board from ten directors to eight effective as of the time of Messrs. Byers' and Bock's resignation. At the 1997 Annual Meeting, the stockholders will elect three Class II directors for a term of three years.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below. If any of the nominees of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.


NOMINEES FOR ELECTION AT THE ANNUAL MEETING

     The names of the nominees, and certain information about them, are set forth below:

                                                                               DIRECTOR
      NAME OF NOMINEE               AGE     POSITION/PRINCIPAL OCCUPATION      SINCE
---------------------------------   ---     -----------------------------      --------
Frank Baldino                        43     Director; President and CEO of        1996
                                            Cephalon, Inc.

Edith W. Martin                      51     Director; Information Services
                                            and Chief Technology Officer of
                                            Eastman Kodak Company

Max Wilhelm                          68     Director; Retired                     1996

Dr. Baldino has served as a director of the Company since October 1996. Dr. Baldino has served as the President and Chief Executive Officer of Cephalon, Inc., a biopharmaceutical company, since 1987. Dr. Baldino is currently a director of Cephalon, Inc., Integrated Systems Consulting Group, and ViroPharma, Inc. and certain other closely held companies and charitable organizations. Dr. Baldino also holds several adjunct academic appointments including Adjunct Professor of Pharmacology at Temple University Medical School, Adjunct Professor of Physiology and Biophysics and Adjunct Professor of Neurology at Hahnemann University.

          Dr. Martin is the Information Services and Chief Technology Officer of Eastman Kodak Company, a position she has held since February 1996. Between September 1994 and February 1996, Dr. Martin was the Executive Vice President and Chief Technology Officer of the Student Loan Marketing Association ("Sallie Mae"). Prior to joining Sallie Mae, Dr. Martin had been Vice President and Chief Information Officer of the International Telecommunications Satellite Organization ("INTELSAT") since 1992. Prior to joining INTELSAT, Dr. Martin was Vice President, High Technology Center, The Boeing Company. Dr. Martin also serves on the board of directors of Immunex Corporation and Information Resources, Inc.

          Dr. Wilhelm has served as a director of the Company since October 1996. From 1984 until his retirement in 1992, Dr. Wilhelm held the position of Director, R&D International at Ciba-Geigy AG. Dr. Wilhelm is currently Chairman of the Board of Genelabs Technologies, Inc. and several closely-held companies.


INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

     The names and certain other information about the directors whose terms of office continue after the Annual Meeting are set forth below:


                                                                                    DIRECTOR
       NAME OF DIRECTOR         AGE   POSITION/PRINCIPAL OCCUPATION                  SINCE
-----------------------------   ---   -----------------------------                 --------
Joseph A. Mollica               56    Director; Chairman of the Board, President
                                      and Chief Executive Officer                     1994
Gary E. Costley (2)             53    Director; Chairman of the Board, President
                                      and Chief Executive Officer of International
                                      Multifoods Corporation                          1996
W. Clark Still (1)              50    Director; Professor of Chemistry at Columbia
                                      University                                      1993
Samuel D. Colella (2)           56    Director; General Partner of Institutional
                                      Venture Management V                            1993
Eileen M. More (1)              51    Director; Managing Member of Oak Associates V,
                                      Limited Partnership                             1994
------------------------------
(1)   Member of Audit Committee
(2)   Member of Compensation Committee

     There is no family relationship between any director, executive officer or nominee for director of the Company.

     Dr. Mollica has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since February 1994 and was appointed President in August 1996. From 1987 to December 1993, Dr. Mollica was employed initially by the DuPont Company and then by The DuPont Merck Pharmaceutical Company, most recently as President and Chief Executive Officer. Dr. Mollica is a director of USP, Inc. and ImPath, Inc.

     Dr. Costley has served as a director of the Company since February 1996. Dr. Costley has served as the Chairman of the Board of Directors, President and Chief Executive Officer of International Multifoods Corporation, a food company, since January 1997. From May 1995 through January 1997, Dr. Costley was the Dean of the Babcock Graduate School of Management, Wake Forest University. For more than five years prior to that time, Dr. Costley held various management positions with Kellogg Company, most recently as Executive Vice President. Dr. Costley is currently a director of International Multifoods Corporation and Bush Brothers, Inc.

     Dr. Still has served as a director of the Company since July 1993. Dr. Still is a member of the Company's Scientific Advisory Board. Dr. Still has been a Professor of Chemistry at Columbia University since 1975.

     Mr. Colella has served as a director of the Company since July 1993. Mr. Colella has been a general partner of Institutional Venture Management V, the general partner of Institutional Venture Partners, a venture capital fund, since 1984. Mr. Colella is currently a director of CV Therapeutics, Inc., Integrated Medical Resources, Imagyn Medical, Inc., Onyx Pharmaceuticals, Inc. and Vivus, Inc.

     Ms. More has served as a director of the Company since June 1994. Ms. More has been a managing member of Oak Investment Partners, a venture capital fund, since 1980. Ms. More is currently a director of Alexion Pharmaceuticals, Inc. and several closely-held companies.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of January 31, 1997 (i) by all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) by each of the executive officers named in the table under "Executive Compensation- -Summary Compensation Table," (iii) by each director and nominee for directors, and (v) by all current directors and executive officers as a group:


                                                                          APPROXIMATE
                                                                          PERCENTAGE
                                                         NUMBER            OF TOTAL
            NAME OF PERSON OR ENTITY                   OF SHARES (1)     VOTING POWER
----------------------------------------------        -------------      ------------

Entities affiliated with Institutional Venture
  Partners
 3000 Sand Hill Road, Suite 2-290
 Menlo Park, CA 94025                                  873,100(2)(3)          7.7%

Schering-Plough Corporation
 One Giralda Farms
 Madison, New Jersey 07940-1000                        764,248(3)             6.7%

Joseph A. Mollica                                      227,212(4)             2.0%

John C. Chabala                                        211,799(5)             1.9%

John J. Baldwin                                        139,187(6)             1.2%

Nolan H. Sigal                                         152,937(7)             1.3%

Lewis J. Shuster                                        40,301(8)               *

Lawrence A. Bock                                           625                  *

Brook H. Byers                                         427,277(3)(9)          3.8%

Frank Baldino                                                0                  -

Samuel D. Colella                                      884,642(3)(10)         7.8%

Gary E. Costley                                          3,333(11)              *

Edith W. Martin                                              0                  -

Eileen M. More                                         520,833(3)(12)         4.6%

W. Clark Still                                         324,570                2.9%

Max Wilhelm                                                  0                  -

All current directors and executive officers
 as a group (14 persons)                             2,932,716(13)           25.9%

 *  Less than one percent.
------------------------------
(1) Gives effect to the shares of Common Stock issuable within 60 days of January 31, 1997 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares shown as being beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

(2) Includes (i) 856,888 shares of Common Stock held by Institutional Venture Partners V, L.P. and (ii) 16,212 shares of Common Stock held by Institutional Venture Management V.

(3) Based on information contained in the Schedule 13D or 13G, as the case may be, for the year ended December 31, 1996 filed with the Securities and Exchange Commission.

(4) Includes 15,000 shares held by Dr. Mollica's wife and children, although Dr. Mollica disclaims beneficial ownership of such shares. Includes 9,166 shares of Common Stock subject to options exercisable within 60 days of January 31, 1997.

(5) Includes 3,330 shares held by Dr. Chabala's wife and child, although Dr. Chabala disclaims beneficial ownership of such shares. Includes 6,874 shares of Common Stock subject to options exercisable within 60 days of January 31, 1997.

(6) Includes 3,437 shares of Common Stock subject to options exercisable within 60 days of January 31, 1997.

(7) Includes 18,000 shares held by David Baer as custodian for Dr. Sigal's children, although Dr. Sigal disclaims beneficial ownership of such shares. Includes 3,437 shares of Common Stock subject to options exercisable within 60 days of January 31, 1997.

(8) Mr. Shuster holds options to purchase 40,301 shares of Common Stock exercisable within 60 days of January 31, 1997.

(9) Includes 21,254 shares of Common Stock owned directly by Mr. Byers. Also includes 400,987 shares of Common Stock held directly by Kleiner Perkins Caufield & Byers VI, L.P. ("KPCB VI"). Mr. Byers is a general partner of KPCB VI Associates, L.P., the general partner of KPCB VI. In such capacity, Mr. Byers may be deemed to be the beneficial owner of such shares, although he disclaims such beneficial ownership except to the extent of his indirect pecuniary interest therein, if any. Also includes 5,036 shares of Common Stock held directly by the Brook H. Byers Trust, although Mr. Byers disclaims such beneficial ownership except to the extent of his indirect pecuniary interest therein, if any.

(10) Includes 10,667 shares of Common Stock owned directly by Mr. Colella. Also includes 856,888 shares of Common Stock held directly by Institutional Venture Partners V ("IVP V") and 16,212 shares of Common Stock held directly by Institutional Venture Management V ("IVM V"), the general partner of IVP V. Mr. Colella is a general partner of IVM V and, in such capacity, Mr. Colella may be deemed to be the beneficial owner of such shares, although he disclaims such beneficial ownership except to the extent of his individual partnership interests. Also includes 875 shares of Common Stock held directly by the Colella Family Partners, of which Mr. Colella is a general partner.

(11) Mr. Costley holds options to purchase 3,333 shares of Common Stock exercisable within 60 days of January 31, 1997.

(12) Ms. More is a managing member of Oak Associates V, Limited Partnership, the general partner of Oak Investment Partners V, Limited Partnership, which holds 509,375 shares of Common Stock. Ms. More is also a general partner of Oak V Affiliates, the general partner of Oak V Affiliates Fund, Limited Partnership, which holds 11,458 shares of Common Stock. In such capacities, Ms. More may be deemed to be the beneficial owner of such shares, although she disclaims such beneficial ownership except to the extent of her pecuniary interest therein, if any.

(13) Includes 66,548 shares of Common Stock subject to options exercisable within 60 days of January 31, 1997. See footnotes (4) through (11).


BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of four meetings during 1996. The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee.

     The Audit Committee's current members are Lawrence A. Bock, Eileen M. More and W. Clark Still. This committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee met two times during 1996.

     The Compensation Committee's current members are Brook H. Byers, Samuel D. Colella and Gary E. Costley. The Compensation Committee reviews and recommends to the Board the compensation of all executive officers. The Compensation Committee met two times during 1996.

     Except for Drs. Baldino and Wilhelm, who were only appointed to the Board of Directors in October 1996, no current director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

BOARD COMPENSATION

     Non-employee directors  are reimbursed for expenses incurred in connection
with performing their respective duties as directors of the Company.   In
addition, the Company has agreed to pay directors Gary E. Costley, Frank Baldino, and Max Wilhelm and any other non-employee director who becomes a member of the Board of Directors for the first time after 1995 a cash fee of $1,000 for each meeting of the Board of Directors or a committee thereof attended by such director. Each non-employee director participates in the 1995 Director Stock Option Plan. Each individual who becomes a non-employee Board member for the first time on or after October 26, 1995 will automatically be granted an option to purchase 10,000 shares of

Common Stock on the date of his or her election or appointment to the Board of Directors, provided such individual has not been in the prior employ of the Company. Thereafter, at each annual stockholders meeting, each non-employee director with at least six months of service on the Board of Directors reelected to the Board will automatically be granted an option to purchase 5,000 shares of Common Stock.

EMPLOYMENT AGREEMENTS

     In January 1994, the Company and Joseph A. Mollica entered into a three-year employment agreement, subject to extension by mutual agreement, whereby Dr. Mollica is employed as Chairman of the Board of Directors and Chief Executive Officer. Pursuant to his agreement, Dr. Mollica receives a minimum annual base salary of $300,000, and is eligible to receive a discretionary bonus of up to 25% of his base salary. The Company has subsequently adopted a compensation policy providing that Dr. Mollica is eligible to receive a discretionary annual bonus targeted at 35% of his base salary. In the event the Company terminates Dr. Mollica's employment without "cause," as defined in his agreement, the Company will continue to pay as severance benefits his base salary and any guaranteed bonus for the earlier of (i) one year, (ii) the agreement's termination date, and (iii) Dr. Mollica's obtaining full-time employment. Also, upon an acquisition of the Company, if the successor acquiror fails to observe the obligations of the agreement or if Dr. Mollica's employment is subsequently terminated without cause, Dr. Mollica will be entitled to full severance benefits.

     In May 1993, the Company and John C. Chabala entered into a three-year employment agreement, subject to extension by mutual agreement, pursuant to which Dr. Chabala is employed as Chief Scientific Officer. Pursuant to his agreement, Dr. Chabala receives an annual base salary of $255,000 (subject to annual cost of living increases) and is eligible for an annual bonus of up to 20% of his annual base salary. The Company has subsequently adopted a compensation policy providing that Dr. Chabala is eligible to receive a discretionary annual bonus targeted at 30% of his base salary. Pursuant to his agreement, the Company pays the premiums on a $1,000,000 life insurance policy for the benefit of Dr. Chabala's wife. In the event the Company terminates Dr. Chabala's employment without "cause," as defined in his agreement, the Company will continue to pay his annual salary for the earlier of (i) one year after the date of termination and (ii) Dr. Chabala's obtaining full-time employment.

     In November 1994, the Company and Lewis J. Shuster entered into an employment agreement whereby Mr. Shuster is employed as Chief Financial Officer. Pursuant to his agreement, Mr. Shuster receives an annual base salary of $174,000, and is eligible for an annual bonus of up to 20% of his annual base salary. The Company has subsequently adopted a compensation policy providing that Mr. Shuster is eligible to receive a discretionary annual bonus targeted at 25% of his base salary. Under this agreement, Mr. Shuster also received options to purchase 62,500 shares of the Company's Common Stock.

     In June 1993, the Company and John J. Baldwin entered into an agreement whereby Dr. Baldwin is employed as Vice President of Chemistry. Pursuant to his agreement, Dr. Baldwin receives an annual base salary of $210,000 and is eligible for an annual bonus of up to 20% of his annual base salary to be awarded at the discretion of the Board of Directors. Also pursuant to his agreement, the Company agreed to lend Dr. Baldwin $10,000 per year, up to a maximum of $50,000 at an interest rate equal to the minimum rate required to avoid imputation of income under applicable tax regulations. Currently, there are no loans outstanding from the Company to Dr. Baldwin. The agreement does not specify a term of employment. In the event the Company terminates Dr. Baldwin's employment without "cause," as defined in his agreement, the Company will pay his annual salary for the earlier of (i) one year after the date of termination and (ii) Dr. Baldwin's obtaining full-time employment.

     In November 1993, the Company and Dr. Nolan H. Sigal entered into an employment agreement whereby Dr. Sigal is employed as Vice President of Biology. Pursuant to his agreement, Dr. Sigal receives an annual base salary of $192,000 and is eligible for an annual bonus of up to 20% of his annual base salary to be awarded at the discretion of the Board of Directors. The agreement does not specify a term of employment. In the event the Company terminates Dr. Sigal's employment without "cause," as defined in his agreement, the Company will continue to pay his base salary until the earlier of (i) one year after termination and (ii) Dr. Sigal's obtaining full-time employment.

                                PROPOSAL TWO:

          APPROVAL OF AMENDMENT TO THE 1994 INCENTIVE STOCK PLAN TO
            INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE
                         THEREUNDER BY 500,000 SHARES

     The Company's 1994 Incentive Stock Plan, as amended (the "Incentive Plan") was approved by the Board of Directors and by the stockholders of the Company in 1994, with a total of 750,000 shares of Common Stock reserved for issuance under the Incentive Plan. In 1996, the Board of Directors and stockholders approved an increase of 500,000 shares authorized for issuance under the Incentive Plan. Subject to stockholder approval, in January 1997, the Board of Directors approved an additional increase of 500,000 shares authorized for issuance under the Incentive Plan, increasing the number of shares of Common Stock authorized for issuance thereunder from 1,250,000 to 1,750,000 shares. The proposed increase in the total number of shares of Common Stock available for issuance under the Incentive Plan equals approximately 4.4% of the total outstanding shares of Common Stock as of March 10, 1997. A summary description of the Incentive Plan, as proposed to be amended, is attached as Exhibit A to this Proxy Statement. Said summary is qualified in its entirety by the prospectus covering the shares available for issuance pursuant to the Incentive Plan, and by the full text of the Incentive Plan, copies of which may be obtained by the Company's stockholders upon request to the Office of the Secretary of the Company.

     As of January 31, 1997, options to purchase 948,246 shares of Common Stock (net of exercised and terminated options) had been granted under the Incentive Plan, 262,716 shares remained available for future option grants and 36,788 options had been exercised.

     The Board believes the proposed increase in the number of shares authorized for issuance under the Incentive Plan is in the best interest of the Company. The Board believes that the increase will provide an adequate reserve of shares for issuance under the Incentive Plan, which is necessary to enable the Company to compete successfully with other companies to attract and retain valuable employees.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE INCENTIVE PLAN.


                                PROPOSAL THREE:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Management has selected Ernst & Young LLP ("Ernst & Young"), independent auditors, to audit the books, records and accounts of the Company for the current fiscal year ending December 31, 1997.

     A representative of Ernst & Young is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND RATIFICATION OF SUCH SELECTION. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

                    OTHER INFORMATION REGARDING THE COMPANY

PERFORMANCE GRAPH

The following is a line graph comparing the cumulative total return to stockholders of the Company's Common Stock from December 5, 1995 (the date of the Company's initial public offering) through December 31, 1996 with the cumulative total return over such period of (i) The Nasdaq Stock Market (U.S. Companies) Index and (ii) the Dow Jones Biotechnology Industry Group Index. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC"), nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into any such filing.


                             [GRAPH APPEARS HERE]

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     Summary Compensation Table.  The following table sets forth the
     --------------------------
compensation awarded to, earned by or paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered to the Company in each of the three fiscal years ended December 31, 1996:


                                                                                    LONG-TERM COMPENSATION
                                                  ANNUAL COMPENSATION                      AWARDS (1)
                                         ---------------------------------------   ----------------------------
                                                                                   RESTRICTED
                                                                    OTHER ANNUAL      STOCK         SECURITIES      ALL OTHER
 NAME AND PRINCIPAL                                                 COMPENSATION      AWARDS        UNDERLYING     COMPENSATION
      POSITION                    YEAR    SALARY ($)    BONUS ($)       ($)(2)        ($)(3)        OPTIONS (#)         ($)
----------------------------      ----    ----------    ---------   ------------   -----------     ------------    -------------
Joseph A. Mollica...........      1996     336,875      135,000             -           -            55,000                -
President and Chief               1995     312,375      110,000             -           -            20,000                -
 Executive Officer                1994     274,834      120,000(4)      44,410(7)       0                 -          100,000(8)

John C. Chabala.............      1996     197,361(5)         0              -          -                 -            2,252(9)
Chief Scientific Officer          1995     269,069       52,000              -          -            15,000            2,252(9)
                                  1994     258,825       50,000              -          -                 -            2,252(9)

John J. Baldwin.............      1996     230,250       50,000              -          -             25,000               -
Senior Vice President of          1995     221,263       42,000              -          -              7,500               -
 Chemistry                        1994     213,150       60,000              -          -                  -               -

Nolan H. Sigal..............      1996     208,250       50,000              -          -             25,000               -
Senior Vice President of          1995     199,333       42,000              -          -              7,500               -
 Drug Discovery                   1994     192,000       82,000(6)           -          0                  -               -

Lewis J. Shuster............      1996     186,925       50,000              -          -             25,000               -
Executive Vice President,         1995     174,000       44,000              -          -             15,000          49,424(8)
 Corporate Development &          1994      26,435(10)        -              -          -             62,500           1,271(8)
 CFO

------------------
(1) The Company did not grant any stock appreciation rights or make any long-term incentive plan payments to any Named Executive Officer in 1994, 1995 or 1996.
(2) Unless otherwise disclosed, the value of certain perquisites or personal benefits is not included in the amounts disclosed because it did not exceed for any Named Executive Officer the lesser of either $50,000 or 10% of total annual salary and bonus reported for the Named Executive Officer.
(3) During 1995 and 1996, no shares of restricted Common Stock were awarded or sold to the Named Executive Officers. During 1994, the Company sold 225,000 shares of restricted Common Stock to Dr. Mollica and 137,500 shares of restricted Common Stock to Dr. Sigal. The restricted Common Stock was sold at a price which was equal to the then current market value as determined by the Board of Directors. The restricted shares of Common Stock are subject to a repurchase right of the Company in the event these individuals' employment terminates. The repurchase right terminated with respect to one-fourth of the amount of the restricted Common Stock held by each Named Executive Officer one year after the individual's first date of employment, and terminated and will terminate at a rate of one-forty-eighth of the total amount for each month thereafter. Such restricted Common Stock is eligible to receive dividends at the same rate as those paid on Common Stock although the Company has not declared or paid dividends on Common Stock.

     As of December 31, 1996, Dr. Mollica held 202,500 shares of restricted Common Stock with an aggregate value of $3,923,438, Dr. Chabala held 201,595 shares of restricted Common Stock with an aggregate value of $3,905,903, Dr. Baldwin held 135,750 shares of restricted Common Stock with an aggregate value of $2,630,156, Dr. Sigal held 131,500 shares of restricted Common Stock with an aggregate value of $2,547,813, and Mr. Shuster held no shares of restricted Common Stock.
(4)  Represents a $45,000 signing bonus and a $75,000 performance bonus.
(5)  Since August 1996, Dr. Chabala has been on long-term disability.
(6)  Represents a $47,000 signing bonus and a $35,000 performance bonus.
(7)  Represents reimbursement of taxes.
(8)  Represents relocation expenses.
(9)  Represents premiums on life insurance.
(10) Mr. Shuster became employed by the Company in November 1994 at an annual salary of $174,000.

Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the year ended December 31, 1996 to each of the Named Executive Officers:



                              % of Total Options                             Potential Realizable Value at
                      Options    Granted to                                  Assumed Annual Rate of Stock
                      Granted   Employees in       Exercise   Expiration       Appreciation for Option
    Name              #(1)      Fiscal Year         Price        Date                  Term(2)
-----------------    --------  ----------------   ---------  ------------   -------------------------------
                                                                               5%                   10%
                                                                            --------             ----------
Joseph A. Mollica     55,000        9%             $19.00       7/11/06      $657,195         $1,665,461

John J. Baldwin       25,000        4%             $19.00       7/11/06       298,725            757,028

Nolan H. Sigal        25,000        4%             $19.00       7/11/06       298,725            757,028

Lewis J. Shuster      25,000        4%             $19.00       7/11/06       298,725            757,028

-----------
(1) The listed options become exercisable as follows: one-fourth of the total number of shares subject to the options are exercisable one year from the grant date and an additional one forty-eighth of the total number of shares are exercisable each full month thereafter based on the optionee's continuing to be employed by the Company.
(2) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth for each of the Named Executive Officers options exercised during 1996 and the fiscal year-end value of unexercised options.

                       Shares
                      Acquired            Value
                    on Exercise          Realized               Number of Unexercised         Value of Unexercised In-the-Money
     Name                (#)             ($)(1)                Options at Year-End (#)           Options at Year-End($)(1)
------------------  ---------------  ---------------    -----------------------------------  -----------------------------------
                                                          Exercisable       Unexercisable      Exercisable       Unexercisable
                                                        ----------------   ----------------  ----------------  -----------------
Joseph A. Mollica                                            7,916              67,084           $143,557          $239,768
John C. Chabala                                              5,937               9,063            107,667           164,358
John J. Baldwin                                              2,968              29,532             53,825            91,563
Nolan H. Sigal                                               2,968              29,532             53,825            91,563
Lewis J. Shuster        3,500            $67,410            35,456              63,544            665,074           731,132


(1) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise price.

REPORT OF THE COMPENSATION COMMITTEE

   The following is a report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1996. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

   The Compensation Committee (the "Committee") of the Board of Directors reviews and approves the Company's executive compensation policies. The following is the report of the Committee describing the compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1996.

   Compensation Philosophy

   The Company's philosophy in setting its compensation policies for executive officers is to maximize stockholder value over time. The primary goal of the Company's executive compensation program is therefore to closely align the interests of the executive officers with those of the Company's stockholders. To achieve this goal, the Company seeks to offer its executive officers competitive compensation based upon their performance, and the performance of the Company. The executive compensation program is designed to attract and retain executive talent that contributes to the Company's long-term success, to reward the achievement of the Company's short-term and long-term strategic goals, to recognize and reward individual contributions to Company performance, and to link executive officer compensation and stockholder interests through equity-based plans. The Company currently uses three integrated components -- Base Salary, Variable Annual Incentives and Long-Term Incentives -- to meet these goals.

   Base Salary

   The base salary component of the total compensation is designed to compensate executives competitively within the industry. The Committee reviewed and approved fiscal 1996 base salaries for the Chief Executive Officer and other executive officers at the beginning of the fiscal year. Base salaries were established by the Committee based upon competitive compensation data, the executive's job responsibilities, level of experience, individual performance and contribution to the business. Executive officer base salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. In order to evaluate the Company's competitive posture in the industry, the Committee reviewed and analyzed the compensation packages, including base salary levels, offered by other biotechnology and pharmaceutical companies. The competitive information was obtained from surveys prepared by consulting companies or industry associations (e.g., the Radford Biotechnology Compensation survey and the Top Five Data Services Report on Executive Compensation in the Biopharmaceutical Industry). In making base salary decisions, the Committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.

   Variable Annual Incentives

   Variable incentive bonuses for executive officers are intended to reflect the Committee's belief that a portion of the compensation of each executive officer should be contingent upon the performance of the Company as well as the individual contribution of each executive officer. To carry out this philosophy, the Company has implemented a Compensation Policy which compensates officers in the form of annual bonuses which may be paid in cash or, at the option of the officer, up to 25% in stock. At the beginning of fiscal 1996, the Committee established target bonuses for each executive officer relative to the officer's base salary. The Compensation Policy is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific Company-based performance targets and specific individual-based performance evaluations. The Company-based performance goals are tied to different indicators of Company performance, such as achievement of revenue, research and development, manufacturing, and other operating objectives. These Company-based performance goals vary from year to year, are somewhat subjective in nature, and account for 50% of the bonus amount. The individual officer's performance goals account for 50% of the bonus amount, are tied to different indicators of the individual officer's performance (such as having achieved a research and development project milestone) and, except in the case of the CEO, are based upon the evaluation of the CEO. The CEO's achievement of individual performance goals is determined by the Committee. The Committee evaluates the achievement level of the Company annual goals and approves a performance rating relative to the goals. At the beginning of each year, Company objectives are assigned a relative weighting factor to assist in the priority setting and subsequent evaluation of performance against objectives is conducted at the end of the year. This evaluation is subjective and is influenced by the Committee's perception of the importance of the various corporate goals. The aggregate amount of bonus payments can range from 50-150% of the total individual target amounts based upon achievement of individual goals, provided that if less than 75% of the annual Company objectives are met no bonus amounts will be paid. For 1996, the Board of Directors awarded the Company's executive officers incentive bonuses based upon the officers and the Company's having slightly exceeded the goals and objectives set for 1996 performance. The Committee believes that the Company's Compensation Policy provides an excellent link between the Company's performance and the incentives paid to executives.

   Long-Term Incentives

   The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Company's 1994 Incentive Stock Plan and the opportunity to purchase stock under the 1995 Employee Stock Purchase Plan (the "Purchase Plan"). The Board believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Board believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods (generally four years) that encourage key executives to continue in the employ of the Company. All options granted to executive officers to date have been granted at the fair market value of the Company's Common Stock on the date of grant. The Board considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration. The Compensation Committee has not yet made a determination with respect to long-term incentive grants based on 1996 performance.

   The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 10% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the date of commencement of participation in each six-month offering period or on each specified purchase date.


   Chief Executive Officer Compensation

   The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Joseph A. Mollica's base salary for 1996 was set at $339,000. Dr. Mollica's base salary was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size. In 1996, Dr. Mollica was granted options to purchase 55,000 shares of Common Stock based on 1995 performance. The Compensation Committee has not yet made a determination with respect to option grants to Dr. Mollica based on 1996 performance. Under the Compensation Policy, Dr. Mollica received a $135,000 bonus for 1996 performance, which performance exceeded the goals and objectives set by the Board of Directors at the beginning of 1996. Dr. Mollica's total compensation was based on the Company's accomplishments and his contribution thereto, including the collaborations with Daiichi, Bayer, and Organon and a joint drug discovery program with Regeneron. In addition, in 1996, Dr. Mollica was instrumental in (i) attracting new executive talent and directors to the Company, (ii) initiating the third part of the Company's business strategy-- internal drug discovery programs and (iii) the Company's exceeding 1995 financial measurements in terms of total revenue, lower net loss and a significantly improved balance sheet.

SECTION 162(M)

   The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

   In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of
Section 162(m).

                  Respectfully submitted by:

                  COMPENSATION COMMITTEE

                  Brook H. Byers
                  Samuel D. Colella
                  Gary E. Costley

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   On the basis of reports and representations submitted by or on behalf of the directors, executive officers and ten percent stockholders of the Company, all Forms 3, 4 and 5 showing ownership of and change of ownership in the Company's equity securities during 1996 were timely filed with the Securities and Exchange Commission as required by Section 16 (a) of the Exchange Act, except that (1) the initial statement of beneficial ownership of securities on Form 3 for each of Frank Baldino and Max Wilhelm, directors, was filed eight days later than required due to an administrative error by the Company and (2) Lewis Shuster, an officer, exercised an option which was reported on Form 4 for December, but under the recently revised reporting rules should have been reported on Form 4 for November.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee during 1996 were Samuel D. Colella, Brook H. Byers and, since October 17, 1996, Gary E. Costley. No such member of the Compensation Committee was a former or current officer or employee of the Company.

CERTAIN TRANSACTIONS

   In April 1993, the Company entered into a consulting agreement with Dr. W. Clark Still pursuant to which Dr. Still receives annual compensation of $100,000 plus $1,000 for each consulting day served in excess of 50 days. The agreement expires in April 1997. In 1996, the Company paid Dr. Still $100,000 pursuant to the consulting agreement. In addition, Dr. Still is a professor at Columbia University and co-inventor of the technology licensed by the Company from Columbia and Cold Spring. As a co-inventor, Dr. Still receives a percentage of the net royalties that Columbia receives from the Company. Dr. Still received $27,500 from Columbia as his share of the royalties received from the Company for the year ended December 31, 1996.

   In 1996, the Company and Schering-Plough (the beneficial owner of more than 5% of the Company's Common Stock) agreed to extend the Schering-Plough collaboration agreement for one year. As a result, during December 1996, Schering-Plough paid the Company $3.0 million of research funding and $6.0 million for the purchase of 281,690 newly issued shares of the Company's Common Stock.


                                 OTHER MATTERS


   The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Princeton, New Jersey
Dated:  April 3, 1997

                                   EXHIBIT A
                 DESCRIPTION OF THE 1994 INCENTIVE STOCK PLAN

     General. The Company's 1994 Incentive Stock Plan (the "Incentive Plan") was initially adopted by the Board of Directors on April 20, 1994 and initially approved by the stockholders on February 25, 1995. The Incentive Plan authorizes the grant of stock options, stock appreciation rights and stock purchase rights. Options granted under the Incentive Plan may be either "incentive stock options" as defined in Section 422 of the Code, or nonstatutory stock options, as determined by the Administrator (defined below). A total of 750,000 shares of Common Stock was initially reserved for issuance under the Incentive Plan. In 1996, the Board of Directors and stockholders approved an increase of 500,000 shares authorized for issuance under the Incentive Plan, increasing the number of shares of Common Stock authorized for issuance thereunder from 750,000 to 1,250,000 shares. Stockholder approval is now being sought for the amendment of the Incentive Plan to increase by 500,000 the number of shares authorized for issuance under the Incentive Plan to 1,750,000. The Board of Directors believes that the proposed amendment increasing the number of shares reserved for issuance under the Incentive Plan is in the best interests of the Company. The proposed increase will provide an adequate reserve of shares for issuance under the Incentive Plan, which is necessary to enable the Company to compete successfully with other companies to attract and retain valuable employees.

     Purpose. The general purpose of the Incentive Plan is to attract and retain the best available personnel, to provide additional incentive to employees and consultants and to promote the success of the Company's business.

     Administration. The "Primary Committee" administers the Incentive Plan for all employees subject to Section 16 of the Securities and Exchange Act of 1934
(the "Exchange Act").   The Primary Committee consists of two or more non-
employee directors appointed by the Board of Directors. With respect to all other participants in the Incentive Plan, the Board of Directors may either administer the Incentive Plan or appoint a committee (the "Secondary Committee") from among its members, including the Primary Committee, to administer the Incentive Plan. A subcommittee of the Primary Committee or the Secondary Committee which has been approved by the Board of Directors may be delegated those administrative functions under the Incentive Plan which have been authorized to be performed by the Primary or Secondary Committee, as the case may be. The Board of Directors, Primary Committee, Secondary Committee or an approved subcommittee thereof, as applicable, are collectively referred to herein as the "Administrator". Subject to the other provisions of the Incentive Plan, the Administrator has the authority to: (i) grant options and rights; (ii) interpret the Incentive Plan; (iii) select the persons to whom options and rights are to be granted; (iv) determine the number of shares to be made subject to each option and right; (v) prescribe, amend and rescind rules and regulations relating to the Incentive Plan; (vi) prescribe the terms and conditions of each option and right (including the exercise price, whether an option will be classified as an incentive stock option or a nonstatutory stock option and the provisions of the stock option or stock purchase agreement to be entered into between the Company and the grantee); and (vii) to make all other determinations deemed necessary or advisable for the administration of the Incentive Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options and on all persons deriving their rights therefrom.

     Eligibility. The Incentive Plan provides that options and rights may be granted to the Company's employees and consultants (as such terms are defined in the Incentive Plan). Incentive stock options may be granted only to employees. At January 31, 1997, approximately 181 employees of the Company were eligible to participate in the Incentive Plan, as proposed to be amended. It is not possible to state at this time whether a particular executive officer, all current executive officers as a group, a particular nominee for director or all non-executive officers as a group will be granted Options under the Incentive Plan or the benefit or value of such Options, since these matters will be determined by the Administrator based on each participant's level of responsibility, compensation and contribution to the Company's success. As of January 31, 1997, the Company had granted options pursuant to the Incentive Plan to purchase an aggregate of 1,010,650 shares at exercise prices ranging from $ .48 to $26.75 per share. (For information regarding options granted under the Incentive Plan to certain Named Executive Officers of the Company, see "Executive Compensation" in the Proxy Statement). As of that date, the Company had also granted options pursuant to the Incentive Plan to the following groups or persons: all current executive officers as a group had received options to purchase 307,500 shares at exercise prices ranging from $ .48 to $21.50 per share (including 257,500 shares to the Named Executive Officers on the Summary Compensation Table); each other person who received 5% of such options had received options to purchase 50,000 shares an at exercise price of $21.50 per share; and all current employees, including all current officers who are not executive officers, as a group, had received options under the Incentive Plan to purchase 671,225 shares at exercise prices ranging from $
 .48 to $26.75 per share. The closing price of the Company's Common Stock as reported on the Nasdaq National Market for January 31, 1997 was $19.75.

     Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers of the Company. To maximize the Company's deduction attributable to options granted to such persons, the Incentive Plan requires that no participant may receive options, separately exercisable stock appreciation rights and stock purchase rights for more than 400,000 shares of Common Stock in any one year.

     Terms and Conditions of Options. Each option granted under the Incentive Plan is evidenced by a written stock agreement between the optionee and the Company and is subject to the following terms and conditions:

     (a) Exercise Price. The Administrator determines the exercise price of an option to purchase shares of Common Stock at the time the option is granted. The exercise price under an incentive stock option must not be less than 100% of the fair market value of the Common Stock on the date the option is granted and the exercise price of a nonstatutory stock option must not be less than 85% of the fair market value of the Common Stock on the date the option is granted. However, any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company (a "10% Stockholder") is not eligible for the grant of an option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant. Generally, the fair market value shall be the closing sale price for such stock on the date of determination (or the mean of the bid and asked prices, if no sales were reported) as quoted on the Nasdaq National Market as reported in The Wall Street Journal.

     (b) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, money order, promissory note, certain other shares of Common Stock of the Company owned by the optionee, delivery of an exercise notice together with irrevocable instructions to a broker to deliver the exercise price to the Company from the sale or loan proceeds (a "cashless exercise"), delivery of an irrevocable subscription agreement which requires full payment within twelve months, any combination of the foregoing methods, or any other consideration to the extent permitted under applicable law.

     (c) Term of the Option. Each stock option agreement will specify the type of option, the term of the option and the date when the option is to become exercisable. However, the term of an option granted under the Incentive Plan will be no longer than ten years from the date of grant in the case of an incentive stock option and ten years and one day in the case of a nonstatutory
stock option.   Moreover, in the case of an  option granted to a 10%
Stockholder, the term of an incentive stock option will be for no more than five years from the date of grant and the term of a nonstatutory stock option will be no more than five years and one day from the date of grant.

     (d) Termination of Employment or Consulting Relationship. If an optionee's employment or consulting relationship terminates for any reason (other than death or permanent disability), the optionee may exercise his or her option, but only within thirty days (or such other period of time as is determined by the Administrator) from the date of such termination, and only to the extent that the optionee was entitled to exercise it at the date of such termination (and in no event later than the expiration of the term of such option as set forth in the option agreement). To the extent that the optionee was not entitled to exercise an option at the date of such termination, and to the extent that the optionee does not exercise such option (to the extent otherwise so entitled) within the time permitted, the option shall terminate.

     (e) Permanent Disability and Death. If an optionee is unable to continue employment or consulting with the Company as a result of disability (as defined in Section 22(e)(3) of the Code) or death, then all his or her options under the Incentive Plan shall expire within six months after the date of termination of the optionee's employment or consulting relationship (or such other period of time determined by the Administrator) but in no event later than the expiration of the term of such option as set forth in the option agreement. The optionee, executor or other legal representative of the optionee may exercise all or part of his or her option at any time before such expiration date to the extent that such option was exercisable at the time of termination of employment. To the extent that the options were not exercisable at the date of such termination, and to the extent that the options are not exercised (to the extent otherwise permissible) within the time permitted, the options shall terminate.

     (f) Misconduct. If an optionee's employment or consultancy terminates due to misconduct, all outstanding options terminate immediately. Misconduct as defined in the Incentive Plan includes, but is not limited to, (i) acts of fraud, embezzlement or dishonesty, (ii) unauthorized use or disclosure of confidential information or trade secrets of the Company or (iii) other intentional acts of misconduct by the optionee that harm the Company.

     (g) Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock options which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory stock options.

     Nontransferability of Options and Stock Purchase Rights. During a participant's lifetime, his or her options and rights shall be exercisable only by the participant and shall not be transferable other than by will or laws of descent and distribution.

     Stock Appreciation Rights. A stock appreciation right granted in connection with an option entitles the optionee to exercise the stock appreciation right by surrendering to the Company unexercised the corresponding portion of the related option. In exchange, the optionee receives from the Company an amount equal to the excess of the fair market value of the Common Stock covered by the surrendered portion of the related option on the date of surrender of the related option over the exercise price of the related option. When a stock appreciation right granted in connection with an option is exercised, the related option, to the extent surrendered, ceases to be exercisable. A stock appreciation right granted in connection with an option remains exercisable until, and expires no later than, the date on which the related option ceases to be exercisable or expires.

     With respect to employees subject to Section 16 of the Exchange Act, the Administrator may grant limited stock appreciation rights in connection with an
option.   The limited stock appreciation rights may only be exercised upon the occurrence of a hostile take-over (as defined by the Incentive Plan). In the event of a hostile take-over, each limited stock appreciation right that has been held for at least six months may be exercised for thirty days after the hostile take-over for a cash distribution equal to the excess of (i) the take-over price for the shares subject to the related option over (ii) the aggregate exercise price payable for such shares.

     The Company's obligation arising upon the exercise of a stock appreciation right may be paid in Common Stock or in cash, or any combination thereof, as the Administrator may determine.

     Stock Purchase Rights. A stock purchase right gives the purchaser a period of no longer than six months from the date of grant to purchase Common Stock. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator.

     Stock Withholding. The Administrator may allow participants in the Incentive Plan to satisfy their withholding obligations, if applicable, by either electing to have a certain number of shares of stock which would then be received pursuant to the exercise of the option or the vesting of such shares withheld by the Company or by delivering to the Company the number of shares of stock required to be withheld.

     Adjustment Upon Change in Capitalization. Subject to any required action by the stockholders of the Company, in the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, appropriate proportional adjustments will be made in the number and class of shares of stock under the Incentive Plan, the number of shares of stock subject to any option or right outstanding under the Incentive Plan, and the exercise price of any such outstanding option or right. Any such adjustment will be made by the Administrator, whose determination shall be conclusive.

     Merger or Asset Sale. In connection with any merger, or sale of all or substantially all of the assets of the Company, each outstanding option may be assumed or an equivalent option substituted by a successor corporation. If the successor corporation does not assume the option or substitute a substantially equivalent option, each option will become fully exercisable for a period of time determined by the Administrator. All options not exercised before the
merger or asset sale will terminate, if not substituted for or assumed.   Any
option assumed or substituted for will automatically become fully exercisable if an optionee's employment or consultancy ends within eighteen months after the merger or asset sale. Such option will expire at the end of its term or one year after the involuntary termination, whichever is earlier. In addition, any repurchase option on Common Stock will terminate and the stock will fully vest upon a merger or asset sale unless the repurchase options are assigned to the successor corporation. Any such repurchase option assigned in the merger or asset sale will end and the shares subject to the repurchase option will immediately vest in full if the optionee's employment or consultancy ends within eighteen months of the merger or asset sale.

     Change in Control. The Administrator has the discretion to make any outstanding option fully or partially exercisable upon a change in control, or condition making any outstanding option fully exercisable on the involuntary termination of an optionee's employment or consultancy within eighteen months of the date of the change in control. In addition, the Administrator has the discretion with respect to stock purchase rights to terminate any repurchase option and vest the Common Stock to which the repurchase option relates upon a change in control or upon the involuntary termination of an optionee's employment or consultancy within eighteen months of the date of the change in control. A change in control means (i) certain changes in the composition of the Company's Board of Directors over a three year period, or (ii) the acquisition of more than half of the beneficial ownership of the Company by any person or group accomplished by a tender offer which the Board of Directors does not recommend the stockholders accept.

     Amendments, Suspensions and Termination of the Incentive Plan. The Board of Directors may amend, suspend or terminate the Incentive Plan at any time; provided, however, that stockholder approval is required for any amendment which
(i) materially increases the number of shares under the Incentive Plan, (ii) materially increases the maximum number of shares allowed for grants to any participant, (iii) materially changes the class of persons eligible to receive grants of options or rights, or (iv) materially increases the benefits to
participants under the Incentive Plan.   In any event, the Incentive Plan will
terminate automatically in 2004.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes ordinary taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

     Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Common Stock received on the exercise. In the case of a recipient who is also an employee, any income recognized on exercise of a stock appreciation right will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction in the same amount. If the optionee receives Common Stock upon the exercise of a stock appreciation right, any gain or loss on the subsequent sale of such stock will be treated in the same manner as discussed above under "Nonstatutory Stock Options."

     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as discussed above under "Nonstatutory Stock Options." However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election with the Internal Revenue Service pursuant to
Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of the Company.

The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of stock purchase rights, and the Company with respect to the grant and exercise of options and stock purchase rights under the Incentive Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

                                                                      Appendix B



                 PHARMACOPEIA, INC. 1994 INCENTIVE STOCK PLAN

                                Amendment No. 3

  Pursuant to the power reserved to it in Section 14 of the Pharmacopeia, Inc. 1994 Incentive Stock Plan, as amended (the "Plan"), the Board of Directors of Pharmacopeia, Inc. hereby amends the Plan as follows:

  1. The first sentence of Section 3(a) is hereby amended and restated to read as follows:

     "Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of shares under the Plan is 1,750,000 shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock."

  2. This Amendment No. 3 to the Plan shall be effective only after approval of a majority of the Company's stockholders as set forth in Section 14.

  To record the adoption of this Amendment No. 3, the Company has caused its authorized officers to affix its corporation name and seal this ____ day of ____________, 1997.


CORPORATE SEAL                 PHARMACOPEIA, INC.



Attest:__________________      By:______________________________
  Lewis J. Shuster,              Joseph A. Mollica,
  Secretary                      Chairman of the Board, President
                                 and Chief Executive Officer

                                                                      Appendix A

          This Proxy is solicited on behalf of the Board of Directors

                              PHARMACOPEIA, INC.
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 9, 1997

   The undersigned stockholder of PHARMACOPEIA, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 3, 1997, and hereby appoints Joseph A. Mollica and Lewis J. Shuster, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of PHARMACOPEIA, INC. to be held on May 9, 1997 at 9:00 a.m. local time, at The Forrestal at Princeton, Princeton, New Jersey and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

   1. ELECTION OF DIRECTORS:

      [ ] FOR all nominees listed below
          (except as indicated)

      IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

      Frank Baldino, Edith W. Martin and  Max Wilhelm

   2. APPROVAL OF AMENDMENT TO 1994 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER:

      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

   3. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997:

      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE 1994 INCENTIVE STOCK PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                     Dated: __________________, 1997


                     -------------------------------
                     Signature

                     -------------------------------
                     Signature

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)